                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Egghead, Inc.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

                            [EGGHEAD SOFTWARE LOGO)]

                             22011 S.E. 51ST STREET
                                 P.O. BOX 7004
                           ISSAQUAH, WASHINGTON 98027

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          THURSDAY, SEPTEMBER 8, 1994

                            ------------------------

    Notice is hereby given that the annual meeting of shareholders of EGGHEAD, INC. (the "Company") will be held at 10:00 a.m. local time on Thursday, September 8, 1994, at the Meydenbauer Center, 11100 NE Sixth Street, Bellevue, Washington. Parking will be validated by the Company, as there is no free parking at the facility.

    In addition to hearing a report about the Company and having an opportunity to ask questions of general interest to shareholders, the meeting is called for the following purposes:

    1. To elect two Class III directors to serve for terms of three years each; and

    2.  To transact such other business as may properly come before the meeting.

    Shareholders of record on the books of the Company at the close of business on July 11, 1994, will be entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          Carolyn J. Tobias, SECRETARY

Issaquah, Washington
July 29, 1994

                             YOUR VOTE IS IMPORTANT
                                 -------------

    Whether or not you plan to attend the meeting in person, please sign, date, mark, and return the accompanying proxy in the enclosed stamped and self-addressed envelope. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner described in the accompanying proxy statement.

                                 EGGHEAD, INC.
                             22011 S.E. 51ST STREET
                                 P.O. BOX 7004
                           ISSAQUAH, WASHINGTON 98027

                             ---------------------

                                PROXY STATEMENT

                            ------------------------

                         INFORMATION REGARDING PROXIES
                                 -------------

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Egghead, Inc. (the "Company") for use at the 1994 Annual Meeting of Shareholders of the Company (the "1994 Annual Meeting"), and any adjournment thereof, to be held on Thursday, September 8, 1994, at 10:00 a.m. local time, at the Meydenbauer Center, 11100 NE Sixth Street, Bellevue, Washington. Only shareholders of record on the books of the Company at the close of business on July 11, 1994 (the "Record Date"), will be entitled to notice of and to vote at the 1994 Annual Meeting.

    It is anticipated that these proxy solicitation materials and a copy of the Company's 1994 Annual Report to Shareholders will be sent to shareholders of record on or about August 12, 1994.

    If the accompanying form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time prior to voting by (i) delivering written notice to Carolyn J. Tobias, Secretary of the Company, (ii) executing another proxy dated as of a later date, or (iii) voting in person at the 1994 Annual Meeting. Each proxy will be voted for the election of the director nominees if no contrary instruction is indicated in the proxy.

                               VOTING SECURITIES
                                 -------------

    The only voting securities of the Company are shares of its common stock, $0.01 par value per share (the "Common Stock"), each of which is entitled to one vote. At the Record Date, there were issued and outstanding 17,163,406 shares of Common Stock. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the 1994 Annual Meeting.

    Under Washington law and the Company's Articles of Incorporation, if a quorum is present, the two director nominees who receive the greatest number of votes cast for the election of directors will be elected directors, and any other proposal to properly come before the meeting will be approved if it receives an affirmative vote of the holders of a majority of the outstanding shares voting in person or represented by proxy, and entitled to vote, at the meeting. Shareholders do not have the right to cumulate their votes in the election of directors. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. In any other proposal coming before the meeting, abstention from voting will have the practical effect of voting against such proposal because abstentions are treated as shares present and entitled to vote. Nonvoting by brokers will have no effect on the approval of such other proposals because broker nonvotes do not represent votes cast by shareholders.

                             ELECTION OF DIRECTORS
                                 -------------

    The Board of Directors (the "Board") is divided into three classes: Class I, Class II, and Class III. Each director serves for a term ending at the third annual meeting of shareholders following the annual meeting at which he or she was elected, except that any director appointed by the Board serves, subject to election by the shareholders at the next annual meeting, for a term ending at the annual meeting of shareholders for the class to which the director was appointed. Each director serves until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

    Information as to the two nominees and as to each other director whose term will continue after the 1994 Annual Meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies for the two nominees of the Board named below. Although the Board anticipates that both of the nominees will be available to serve as directors of the Company, should either of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board.

NOMINEES FOR ELECTION
    CLASS III DIRECTORS (TERMS TO EXPIRE IN 1997)

    PAUL G. ALLEN, age 41, has been a director of the Company since June 1987. Mr. Allen co-founded and is a director of Microsoft Corporation. He is also the founder and Chairman of Asymetrix Corporation, a software development company, the President and sole shareholder of Vulcan Ventures, Inc., a private investment firm, and Chairman and owner of the Portland Trailblazers, a National Basketball Association franchise.

    GEORGE P. ORBAN, age 48, has been a director of the Company since November 1985. Mr. Orban is General Partner of Orban Partners, a private investment company, Chairman of Aaron Brothers, Inc., a retail chain, and a director and founder of Ross Stores, Inc., a retail clothing chain. From 1987 to February 1992 he was President and Chief Executive Officer, and from 1989 to February 1992, he was Chairman, of Office Mart Holdings Corporation.

    CONTINUING CLASS I DIRECTORS (TERMS TO EXPIRE IN 1995)

    RICHARD P. COOLEY, age 70, has been a director of the Company since September 1992 and served as Chairman from February 1993 to June 1993. He was Chairman of Seafirst Bank from January 1983 to December 1990, Chairman of the Executive Committee of Seafirst Bank from January 1991 to March 1994, and was named Honorary Director at Seafirst Bank in April 1994. Mr. Cooley also serves as a director of Burlington Northern, Inc., Paccar, Inc., and UAL Corporation.

    TERENCE M. STROM, age 50, has been a director and the President of the Company since June 1993, and the Chief Executive Officer of the Company since September 1993. From January 1990 until joining the Company, he served as Senior Vice President -- Marketing, and from July 1989 until December 1989 as Vice President -- Merchandising, at Best Buy Co., Inc., a consumer electronics retail chain. For seven years prior to that, Mr. Strom was a Vice President with Virginia Merchandising Corp.

    SAMUEL N. STROUM, age 73, has been a director of the Company since June 1984. He is the principal of Samuel Stroum Enterprises, a private investment company, a director of SureFind Corp., a company providing electronic interactive classified advertising and voice-response systems, and the chairman of MACS Air, Inc., an air charter company. From 1975 to April 1991 Mr. Stroum served as a director of both Seafirst Bank and Seafirst Corporation. At Seafirst Corporation Mr. Stroum also served on the Executive Committee and was Chairman of the Organization Committee. He is also a Regent and Past President of the Board of Regents of the University of Washington.

    CONTINUING CLASS II DIRECTORS (TERMS TO EXPIRE IN 1996)

    STEVEN E. LEBOW, age 40, has been a director of the Company since November 1985. Mr. Lebow is a Managing Director of the Investment Banking Division of Donaldson, Lufkin & Jenrette Securities Corporation, where he has been employed since 1979.

    LINDA FAYNE LEVINSON, age 52, has served as President of Fayne Levinson Associates, Inc., a general management consulting firm to consumer and financial service organizations, since 1982. From March 1993 to February 1994, Ms. Levinson was an executive with Creative Artists Agency, Inc., a literary and talent agency. From March 1989 until joining Creative Artists, she was a partner of Wings Partners, a Los Angeles-based merchant bank whose holdings include Northwest Airlines. Ms. Levinson is also a director of Genentech, Inc., a biotechnology company.

BOARD AND COMMITTEE MEETINGS

    The Board held nine meetings during fiscal year 1994, which ended on April 2, 1994.

    The Board's Audit Committee held five meetings during fiscal year 1994. The Committee consists of three non-employee directors: currently Mr. Cooley, Ms. Levinson, and Mr. Orban (Chairman). Its function is to (i) recommend to the Board the independent auditors to be retained by the Company; (ii) meet with the independent auditors and financial management of the Company to review the scope of proposed audits and audit procedures; (iii) report to the Board the results of audits and submit appropriate recommendations; (iv) review the adequacy of the Company's internal accounting, financial, and operating controls; (v) review the Company's reporting obligations and proposed audit plans; and (vi) review the Company's financial statements and procedures to assure compliance with applicable financial reporting requirements.

    The Board's Compensation Committee held seven meetings during fiscal year 1994. The Committee consists of three directors: currently Messrs. Allen, Lebow, and Stroum (Chairman). Its function is to (i) consider and make recommendations to the Board on salaries, bonuses, and other forms of compensation for the Company's five most highly compensated executive officers; (ii) establish salaries, bonuses, and other forms of compensation for the Company's other officers and employees; and (iii) administer the Company's stock option plans, including granting stock options to employees thereunder, and reviewing management recommendations for granting stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors.

    The Board's Nominating Committee held one meeting during fiscal year 1994. The Committee consists of three directors: currently Messrs. Allen, Lebow (Chairman), and Strom. The Committee's function is to recommend nominees for election as directors at annual meetings of shareholders and to fill vacancies on the Board between annual meetings. The Nominating Committee will consider written proposals from shareholders for nominees for directors to be elected at the 1995 annual meeting of shareholders which are submitted to the Secretary of the Company by March 24, 1995.

    Each director attended at least 75% of all meetings of the Board and Committees to which he or she was assigned that were held during fiscal year 1994.

NONEMPLOYEE DIRECTORS' COMPENSATION

    During fiscal year 1994, each director who was not an employee of the Company (i) received a retainer fee of $1,250 for each fiscal quarter, or any part thereof, such director served as a director, and $600 for each required Board or Committee meeting attended, (ii) was reimbursed for actual travel and out-of-pocket expenses incurred in connection with Board membership, and (iii) was granted an option to purchase 9,000 shares of Common Stock, in accordance with the terms of the Egghead, Inc. Nonemployee Director Stock Option Plan. During fiscal year 1994, the Company paid $90,550 for such retainer and meeting fees and another $23,240 in travel, lodging, and incidental expenses.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
                                 -------------

    ELMER N. BALDWIN, age 34, joined the Company in June 1994 as Vice President of Corporate, Government, and Education Sales. From September 1990 until joining the Company he was Vice President of Business Development at York Associates, an information systems, consulting, and integration services company. Prior to that, Mr. Baldwin served as Group Director at Oracle Corporation, a software development company.

    BRADLEY M. BROWN, age 41, has served as Vice President of Information Services since May 1992. Mr. Brown joined the Company in September 1988 as Director of Data Center Operations, and from June 1990 through April 1992 was the Company's Director of Information Services.

    PETER A. JANSSEN, age 51, joined the Company in September 1993, and has served as Vice President of Merchandising and Advertising since that date. From October 1989 until joining the Company, Mr. Janssen was employed by Acer America, a computer manufacturing company, as Vice President of Retail Marketing and Sales. From July 1992 until joining the Company, Mr. Janssen was also the Vice President of Marketing at Acer America. From September 1988 until September 1989 Mr. Janssen was the Vice President of Marketing at Nexgen Microsystems, a semiconductor start-up company.

    SAMUEL A. MARTIN, age 52, served as Vice President of Corporate, Government, and Education Sales of the Company from September 1992 until June 1994, when he became a Vice President at large. Mr. Martin joined the Company in September 1987 as Director of Sales Operations, and served as Director of Field Sales from January 1989 until August 1992.

    JUDITH G. MELELIAT, age 37, served as Vice President of Marketing and Telemarketing of the Company from September 1993 until June 1994, when she became a Vice President at large. Ms. Meleliat has been employed by the Company since September 1987 and has served in various capacities, including Vice President of Marketing and Advertising, Director of Advertising, and Advertising Manager.

    RONALD J. SMITH, age 47, has served as Vice President of Distribution and Real Estate since September 1993. From May 1992 until August 1993 he was Vice President of Distribution. From July 1988 until April 1992 Mr. Smith was the Company's Director of Distribution, and from January 1988 until June 1988 he was Warehouse Manager.

    CAROLYN J. TOBIAS, age 44, has served as Secretary of the Company since June 1991 and has been Senior Vice President and Chief Financial Officer of the Company since February 1989.

                             COMMON STOCK OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                 -------------

    The following table sets forth, as of the Record Date, information relating to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director and nominee, by the Chief Executive Officer of the Company, by the other four most highly paid executive officers of the Company (the "Named Executive Officers"), by the Company's former Chief Executive Officer, and by all directors and executive officers of the Company as a group.

                    BENEFICIAL OWNERSHIP AS OF JULY 11, 1994

                                                               COMMON STOCK
                                                      ------------------------------
                                                        AMOUNT AND
                                                         NATURE OF      PERCENT OF
                                                        BENEFICIAL        SHARES
                                                       OWNERSHIP (1)    OUTSTANDING
                                                      ---------------  -------------
DIRECTORS AND NOMINEES
Paul G. Allen (2)
 110 - 110th N.E. Ave., #550
 Bellevue, WA 98004                                      1,281,934            7.49%
Richard P. Cooley (3)                                        8,000           *
Ronald P. Erickson                                          -0-                 N/A
Steven E. Lebow (4)                                         12,710           *
Linda F. Levinson (5)                                        3,000           *
George P. Orban (6)                                        194,494            1.14%
Terence M. Strom (7)                                       101,333           *
Samuel N. Stroum (8)                                       603,096            3.52%

NAMED EXECUTIVE OFFICERS (9)
Peter A. Janssen                                            -0-                N/A
Samuel A. Martin, Jr. (10)                                    7,625         *
Carolyn J. Tobias (11)                                       43,750         *

Timothy E. Turnpaugh (12)                                  -0-                  N/A

All of the above directors, nominees, Named
 Executive Officers, and other executive officers as
 a group (16 persons) (13)                                2,257,382           13.32 %

- - ------------------------
 *   Percentage of beneficial ownership is less than one percent
 (1) The persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as otherwise described in these footnotes. As noted in these footnotes, shares beneficially owned may include shares subject to options that are exercisable within 60 days from July 11, 1994 (i.e., September 9, 1994).
 (2) Includes 1,268,934 shares held by Vulcan Ventures, Inc., a private investment firm of which Mr. Allen is President and sole shareholder, 10,000 shares held directly, and 3,000 shares subject to an option exercisable on or before September 9, 1994.
 (3) Includes 5,000 shares held directly and 3,000 shares subject to an option exercisable on or before September 9, 1994.
 (4) Includes 3,000 shares subject to an option exercisable on or before September 9, 1994.
 (5) Includes 3,000 shares subject to an option exercisable on or before September 9, 1994.
 (6) Includes 84,000 shares held by Orban Partners, a general partnership of which Mr. Orban is General Partner, 107,494 shares held directly, and 3,000 shares subject to an option exercisable on or before September 9, 1994.
 (7) Includes 68,000 shares held directly and 33,333 shares subject to an option exercisable on or before September 9, 1994.
 (8) Includes 600,096 shares held directly and 3,000 shares subject to an option exercisable on or before September 9, 1994.
 (9) As of the Record Date, the Named Executive Officers of the Company (i.e., the four most highly paid executive officers other than the Chief Executive Officer) were Ronald P. Erickson, Peter A. Janssen, Samuel A. Martin, Jr., and Carolyn J. Tobias.
(10) Represents 7,625 shares subject to options exercisable on or before September 9, 1994.
(11) Represents 43,750 shares subject to options exercisable on or before September 9, 1994.
(12) Mr. Turnpaugh served as the Company's Chief Executive Officer from February through August 1993.
(13) Includes 130,958 shares subject to options exercisable on or before September 9, 1994.

                             EXECUTIVE COMPENSATION
                                 -------------

ANNUAL AND LONG-TERM COMPENSATION

    The following table sets forth annual and long-term compensation for services rendered during fiscal years 1994, 1993, and 1992, by (i) Mr. Strom, the Company's Chief Executive Officer, (ii) Mr. Turnpaugh, who served as the Company's Chief Executive Officer from February 1993 until August 1993, and
(iii) the Company's Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                   ANNUAL COMPENSATION                    -------------
                                 -------------------------------------------------------   SECURITIES
                                                                           OTHER ANNUAL    UNDERLYING       ALL OTHER
           NAME AND                FISCAL       SALARY         BONUS       COMPENSATION      OPTIONS      COMPENSATION
      PRINCIPAL POSITION          YEAR (1)      ($) (1)       ($) (2)         ($) (3)          (#)         ($) (3) (4)
- - -------------------------------  -----------  -----------  --------------  -------------  -------------  ---------------
Terence M. Strom (5)                   1994   $   230,769  $   852,500(6)   $  31,075          200,000      $       0
 President and Chief                   1993           N/A          N/A            N/A              N/A            N/A
 Executive Officer                     1992           N/A          N/A            N/A              N/A            N/A
Timothy E. Turnpaugh (7)               1994       126,201            0        173,077                0              0
 Former President and                  1993        28,846       83,750(8)      25,257(9)       200,000              0
 Chief Executive Officer               1992           N/A          N/A            N/A              N/A            N/A
Ronald P. Erickson (10)                1994       150,000       50,000              0           50,000              0
 Vice Chairman                         1993        63,461            0              0                0              0
                                       1992           N/A          N/A            N/A              N/A            N/A
Carolyn J. Tobias                      1994       186,846            0              0                0          3,699
 Sr. Vice President, Chief             1993       184,165            0              0           12,500          3,621
 Financial Officer, and                1992       169,846       45,000            N/A           25,000            N/A
 Secretary
Samuel A. Martin, Jr. (11)             1994       118,846       20,500              0                0              0
 Vice President at large               1993        75,652       19,100              0           10,000              0
                                       1992           N/A          N/A            N/A              N/A            N/A
Peter A. Janssen (12)                  1994       117,692            0         20,933                0              0
 Vice President of                     1993           N/A          N/A            N/A              N/A            N/A
 Merchandising and Advertising         1992           N/A          N/A            N/A              N/A            N/A

- - ------------------------
 (1) Fiscal year 1993  had 53  weeks. Fiscal  years 1994  and 1992  each had  52 weeks.
 (2) Fiscal year 1994 and 1992 bonus payments were granted to certain Named Executive Officers in the year indicated, for services rendered in such year, and were paid in the subsequent year.
 (3) Under applicable Securities and Exchange Commission rules, no disclosure regarding items included in this column is required for fiscal year 1992.
 (4) Amounts represent contributions by the Company to the Company's Nest Egg 401(k) savings plan on behalf of participating Named Executive Officers.
 (5) Mr. Strom joined the Company in June 1993. The salary and bonus shown are for a partial fiscal year's employment. Other annual compensation includes costs associated with the sale of Mr. Strom's prior residence upon commencement of his employment with the Company. See also "Executive Compensation -- Employment Contracts and Change in Control Arrangements."
 (6) Represents a grant of 68,000 shares of Common Stock to Mr. Strom upon the commencement of his employment, valued at the market price of such shares on the date of grant, and a $300,000 cash bonus paid at the end of the fiscal year in which Mr. Strom was employed.
 (7) Mr. Turnpaugh was employed by the Company from February 1993 through August 1993. The salary and bonus for fiscal 1993 and salary for fiscal 1994 are for partial fiscal years' employment. Other annual compensation for fiscal year 1994 represents severance pay from the date of separation (August 25, 1993) through the end of fiscal year 1994. Also see "Executive Compensation -- Employment Contracts and Change in Control Agreements".

 (8) Represents a grant of 10,000 shares of Common Stock to Mr. Turnpaugh upon the commencement of his employment, valued at the market price of such shares on the date of grant.
 (9) Represents Company-paid taxes on 10,000 shares of Common Stock.
(10) Mr.  Erickson was  Chairman from September  1992, and  acting President and
     Chief Executive Officer from November 1992 to February 1993, when he resigned from such positions and became Vice Chairman. The fiscal 1993 salary shown is for a partial fiscal year's employment. Also see "Executive
     Compensation -- Employment Contracts and Change in Control Agreements".
(11) Mr. Martin became an executive officer of the Company in fiscal year 1993.
(12) Mr. Janssen joined the Company in September 1993. The salary shown is for a partial fiscal year's employment. Other annual compensation includes the cost of temporary housing related to Mr. Janssen's relocation to Washington upon commencement of his employment with the Company.

OPTION GRANTS IN FISCAL YEAR 1994

    The following table sets forth stock option grants during fiscal year ended April 2, 1994, to (i) Mr. Strom, the Company's Chief Executive Officer, (ii) Mr. Turnpaugh, who served as the Company's Chief Executive Officer from February 1993 through August 1993, and (iii) the Named Executive Officers, pursuant to the Company's 1993 Stock Option Plan and the Company's 1986 Combined Incentive and Non-Qualified Stock Option Plan.

                       OPTION GRANTS IN FISCAL YEAR 1994

                              INDIVIDUAL GRANTS
- - -----------------------------------------------------------------------------
                                      % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT ASSUMED
                                       OPTIONS                                      ANNUAL RATES OF STOCK PRICE
                                      GRANTED TO                                    APPRECIATION FOR OPTION TERM        GRANT DATE
                           OPTIONS    EMPLOYEES                                --------------------------------------     PRESENT
                           GRANTED    IN FISCAL   EXERCISE PRICE   EXPIRATION    0%          5%             10%            VALUE
          NAME               (#)         YEAR        ($/SHARE)        DATE     ($) (1)     ($) (1)        ($) (1)         ($) (2)
- - ------------------------- ----------  ----------  ---------------  ----------  -------  -------------  --------------  -------------
Terence M. Strom          200,000(3)     80.0%        8.125           6/28/03     0     $1,023,750     $ 2,583,750      $  1,234,000
Timothy E. Turnpaugh            0         0.0%          N/A               N/A     0              0               0               N/A
Ronald P. Erickson         50,000(3)     20.0%         7.50           2/22/03     0        236,250         596,250           288,500
Carolyn J. Tobias               0         0.0%          N/A               N/A     0              0               0               N/A
Samuel A. Martin, Jr.           0         0.0%          N/A               N/A     0              0               0               N/A
Peter A. Janssen                0         0.0%          N/A               N/A     0              0               0               N/A

- - ------------------------------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to expiration of their terms assuming the specified compounded rates of appreciation on the base price (0%, 5%,and 10%) on the Common Stock over the terms of the options. The 5% and 10% numbers are calculated based on rules required by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. The increase in the market value of the holdings of all of the Company's shareholders, over a 10 year period based on 17,121,438 shares of Common Stock outstanding as of April 2, 1994, at assumed annual rates of appreciation of 5% and 10% from a base price of $8.625 per share, the closing market price as of April 2, 1994, would be $93,033,614 and $234,799,120, respectively. Actual gains, if any, on stock option exercises are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in these columns can be achieved or that the amounts reflected will be received by the individuals.

(2) Present value determinations were made using a Black-Scholes option pricing model. The Company does not advocate nor necessarily agree that the Black-Scholes model can properly determine the value of an option, and there can be no assurance that the rate of appreciation assumed in this column can be achieved or that the amounts reflected will be received by the individuals. The present value calculations are based on ten-year option terms. Assumptions used for Mr. Strom were: risk-free interest rate of 6.2%, annual dividend of 0.0%, and volatility of 60.8%. Assumptions used for Mr. Erickson were: risk-free interest rate of 6.4%, annual dividend of 0.0%, and volatility of 62.0%. The risk-free interest rates were based on zero coupon U.S. Treasury obligations with the same terms and the options. Variations between the two sets of assumptions are due to different dates on which the options were granted.

(3) The options are nonqualified options, have terms of ten years from the date of grant and become exercisable over a three year period in increments of one-sixth, one-third and one-half of the total, respectively. The options were granted at fair market value on the date of grant. Upon the occurrence of certain business combination transactions, the exercisability of the options are accelerated or assumed by the surviving or acquiring corporation. See "Executive Compensation -- Employment Contracts and Change of Control Arrangements."

    The following table sets forth information with respect to stock option grants to (i) Mr. Strom, the Chief Executive Officer, (ii) Mr. Turnpaugh, who served as the Company's Chief Executive Officer from February 1993 until August 1993, and (iii) the Named Executive Officers, under the Company's Stock Option Plans, including (i) the number of shares purchased upon exercise of options in fiscal year 1994; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at April 2, 1994; and (iv) the value of unexercised in-the-money options at April 2, 1994.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994
                                      AND
                          FISCAL YEAR-END OPTION VALUE

                                                                                                  VALUE OF UNEXERCISED
                                                                     NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                                                           OPTIONS AT              AT FISCAL YEAR-END
                                                                      FISCAL YEAR-END (#)      (BASED ON $8.625) ($) (1)
                              SHARES ACQUIRED    VALUE REALIZED    --------------------------  --------------------------
           NAME               ON EXERCISE (#)          ($)         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- - ---------------------------  -----------------  -----------------  -----------  -------------  -----------  -------------
Terence M. Strom                     0                  0                   0        200,000            0    $   100,000
Timothy E. Turnpaugh                 0                  0                   0              0            0              0
Ronald P. Erickson                   0                  0                   0              0            0              0
Carolyn J. Tobias                    0                  0              34,375         28,125            0              0
Samuel A. Martin, Jr.                0                  0               4,125          4,500            0              0
Peter A. Janssen                     0                  0                   0              0            0              0

- - ------------------------------
(1) Value is based on the difference between the option exercise price and the fair market value on April 2, 1994 ($8.625 per share as quoted in the NASDAQ National Market system), multiplied by the number of shares underlying the option.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS
                                 -------------

    MR. STROM'S EMPLOYMENT AGREEMENT. Effective June 28, 1993, Mr. Strom entered into an employment agreement with the Company that provides for (i) a term ending on June 28, 1996; (ii) an annual base salary of $300,000; (iii) an annual maximum bonus equal to 100% of his base salary, depending upon his achieving performance goals to be established for each fiscal year, with a minimum bonus of $300,000 for each of fiscal years 1994 and 1995; (iv) a stock grant of 68,000 shares of Common Stock; (v) options to purchase 200,000 shares of Common Stock, which will vest over a three-year period in increments of one-sixth, one-third, and one-half, respectively; and (vi) if the Company terminates Mr. Strom's employment without cause (as defined in the employment agreement) or Mr. Strom terminates his employment following a change in control of the Company during his first two years of employment or for "Good Reason" (as defined in the employment agreement) at any time, termination payments equal to his base salary for the remainder of the term and up to two years' bonus depending upon the time of termination. A "change in control" includes the acquisition of at least 50% of the Company's outstanding Common Stock by a person or group or the change of a majority of the Board of Directors without the consent of such directors.

    The Company also loaned Mr. Strom $218,790, representing the amount of federal income taxes payable by him as a result of the stock grant. The loan bears interest at six percent (6%) per annum and is due June 28, 1996; one-third of the proceeds received by Mr. Strom on any sales of such stock prior to June 28, 1996 are to be applied to the loan.

    MR. ERICKSON'S EMPLOYMENT AGREEMENT AND TERMINATION OF
EMPLOYMENT. Effective February 22, 1993, Mr. Erickson entered into an employment agreement with the Company that provides for (i) a term ending on March 31, 1996; (ii) an annual base salary of $150,000; (iii) an annual maximum bonus equal to 100% of his base salary, depending upon his achieving performance goals to be established for each fiscal year, with a minimum bonus of $50,000 for fiscal year 1994; (iv) options to purchase 50,000 shares of Common Stock, which will vest over a three-year period in increments of one-sixth, one-third, and one-half, respectively; and (v) if the Company terminates Mr. Erickson's employment without cause (as defined in the employment agreement), termination payments under certain circumstances up to his base salary for the remainder of the term plus a prorated portion of the prior year's bonus.

    On February 14, 1994, this agreement was terminated. Mr. Erickson continued his employment during a transitional period through July 31, 1994. Based on a separation agreement, which has been agreed to in principle, Mr. Erickson will be paid the amount of base salary under his employment agreement through July 31, 1995 and will be paid a bonus of $116,667 related to certain special projects, including settlement of a shareholders class action lawsuit and development of international activities. Mr. Erickson could receive an additional $50,000 if the Company enters into certain joint ventures regarding international business during 1994. The options to purchase 50,000 shares of common stock expired without vesting.

    MR. TURNPAUGH'S EMPLOYMENT AGREEMENT AND TERMINATION OF
EMPLOYMENT. Effective February 22, 1993, and as amended in June 1993, Mr. Turnpaugh, the Company's former Chief Executive Officer, entered into an employment agreement with the Company that provided for (i) a term ending on March 31, 1996; (ii) an annual base salary of $250,000 through June 28, 1993, and $300,000 thereafter; (iii) an annual maximum bonus equal to 100% of his base salary, depending upon his achieving performance goals to be established for each fiscal year, with a minimum bonus of $300,000 for fiscal year 1994; (iv) a stock grant of 10,000 shares of Common Stock; (v) an option to purchase 200,000 shares of Common Stock, which vested over a three-year period in increments of one-sixth, one-third, and one-half, respectively; and (vi) if the Company terminated Mr. Turnpaugh's employment without cause (as defined in the employment agreement) or Mr. Turnpaugh terminated his employment for "Good Reason" (as defined in the employment agreement), termination payments under certain circumstances up to his base salary for the remainder of the term plus a prorated portion of the prior year's bonus.

    On August 25, 1993, Mr. Turnpaugh resigned as an officer and director of the Company. Under the terms of his agreement, Mr. Turnpaugh is being paid the amount of his base salary through March 31, 1995. In addition, the option to purchase 200,000 shares of Common Stock expired without vesting.

    OPTION PLANS. The Company's Stock Option Plans provide that, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will fully vest, subject to termination upon consummation of such transaction. In the alternative, at the discretion of the Company and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

    DIRECTOR PLAN. The Company's Nonemployee Director Stock Option Plan provides that, upon the occurrence of certain transactions, including certain mergers and business combinations involving the Company, the vesting of outstanding options will be accelerated and such options will terminate upon consummation of such transactions if they are not exercised.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    Messrs. Allen, Lebow, and Stroum are members of the Compensation Committee of the Board.

    Mr. Allen, a shareholder and director of the Company, is also the founder and Chairman of Asymetrix Corporation, a shareholder and director of Microsoft Corporation, and the President and sole shareholder of Vulcan Ventures, Inc. In fiscal year 1994, aggregate software purchases by the Company directly from Asymetrix were approximately $183,422, and directly from Microsoft were approximately $157,814,508. Additional Microsoft products were purchased by the Company through third-party distributors. In fiscal year 1994, aggregate purchases directly from the Company by Asymetrix were approximately $239,555, and by Microsoft were approximately $1,160,326. All of such purchases were made in the ordinary course of business through the Company's corporate, government, and education sales program at prevailing rates for corporate customers. In a stock purchase agreement among Vulcan Ventures, Inc. and certain shareholders of the Company (including certain of the Company's directors) dated June 18, 1987, such shareholders agreed to use their best efforts to encourage the Company and its subsidiaries to do business with the above entities as well as with any other affiliate of Mr. Allen or Vulcan Ventures, Inc., provided the transaction is on an arm's-length basis.

    Mr. Lebow, a shareholder and director of the Company, is a Managing Director of the Investment Banking Division of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Effective March 12, 1993, the Company engaged DLJ to provide certain investment banking services to the Company.

    Mr. Stroum, Mr. Allen (through Vulcan Ventures, Inc.), and Mr. Lebow are shareholders of SureFind Corp. ("SureFind"), a company providing electronic interactive products. Messrs. Allen and Stroum are also directors of SureFind. In July 1993, SureFind and the Company entered into an Interactive Express-TM-Services Agreement ("Agreement"), having a term of approximately three and one-half years, under which SureFind was contracted to develop and license a telephonic information order system for the Company for approximately $700,000, plus certain service fees, subject to certain credits. In May 1994, SureFind and the Company agreed to modify the Agreement and settle obligations incurred to date at $600,000. The modification, having a term of two years from the original Agreement date, provides for payment to SureFind by the Company of a minimum of $30,000 per month, plus certain service fees, subject to certain credits, for ongoing project support and development of additional applications for the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY. The Compensation Committee of the Board (the "Committee") is responsible for recommending to the Board compensation for the Company's five highest-compensated executive officers, including the Company's Chief Executive Officer, and for reviewing and approving compensation recommendations made by the Chief Executive Officer for the other executive officers. The Committee is also responsible for administering all of the Company's compensation programs. (See "Election of Directors -- Board and Committee Meetings.")

    The Committee's goal is to provide compensation that is fair and competitive and that will reward sustained high performance. The Committee also believes that a significant portion of the compensation for executives should be "at risk" in the form of incentive compensation. The Company's executive compensation packages consist of base salary, annual incentive compensation in the form of bonuses, and long-term incentive compensation in the form of stock options. The Committee also administers and reviews the employment agreements between the Company and its executives.

    EXECUTIVE OFFICER COMPENSATION. BASE SALARY. The Committee targets base salary ranges for each position to be competitive with those commanded by executives in similar positions at comparable companies.

    In determining the base salary for a particular executive within the salary range for his or her position, the Committee initially takes into account the salary necessary to encourage the executive to join the Company in lieu of pursuing other employment opportunities. In later years, the Committee considers the amount budgeted by the Board for salary increases and the executive's success in achieving the performance objectives established annually for such executive. Such objectives consist of both quantitative goals (such as increasing revenue, margin or number of accounts, or decreasing returns) and qualitative goals (such as training subordinates, managing special projects, and responding to changing market conditions). There is generally no specific weighting of these factors.

    Mr. Erickson's Compensation was determined during fiscal year 1994 by his existing employment agreement. See "Employment Contracts and Change of Control Arrangements."

    ANNUAL INCENTIVE COMPENSATION. For fiscal year 1994, the Company established a bonus program designed to focus the Company's executives on Company performance by tying a portion of their compensation to Company earnings. At the beginning of the fiscal year, the Committee established a bonus formula based on the Company's budgeted earnings. The bonus pool is established once the Company meets at least 80% of budgeted earnings, and increases to the extent that actual earnings exceed that standard. At the end of each fiscal year, assuming the Company meets at least 80% of budgeted earnings, the Committee allocates the bonus pool to executives based upon the recommendations of the Chief Executive Officer, who formulates bonus recommendations for each executive by reviewing the performance factors discussed under "Executive Officer Compensation -- Base Salary" above. Based on the Company's financial performance, no executive officers received bonuses for fiscal year 1994. The Company is currently evaluating this bonus plan and expects to make revisions for fiscal year 1995 and future years.

    LONG-TERM INCENTIVE COMPENSATION. The primary objective of the Company's stock option program is to provide incentives tied to the performance of the Company as measured by stock price appreciation. The Committee believes that its stock option program better aligns the interests of its executives with those of its shareholders. The Committee generally grants nonqualified stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant and a three year vesting schedule.

    In granting options, the Committee considers the amount and value of options currently held, but does not have a target ownership level for Common Stock holdings for executives. Except as noted below, the Committee did not grant stock options during fiscal year 1994. The Committee expects to grant stock options to executive officers, as well as to a broad range of employees, generally fixed by salary grade, except that within the group of executive officers, the exact number of shares subject to option is recommended to the Committee by the Chief Executive Officer based upon the performance factors discussed under "Executive Officer Compensation -- Base Salary" above. In July 1994, the Committee granted options to purchase 989,000 shares, of which options to purchase 170,000 shares were granted to executive officers. On April 14, 1993, Mr. Erickson received options to purchase 50,000 shares, and on June 28, 1993, Mr. Strom received options to purchase 200,000 shares, in connection with their respective employment agreements. These options vest over a three-year period in annual increments of one-sixth, one-third, and one-half of the total shares.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Strom joined the Company as its President in June 1993. He became Chief Executive Officer in September 1993. Mr. Strom's compensation for fiscal year 1995 is governed by the terms of his employment agreement, which provides that he will receive a base salary at the rate of $300,000, and an annual bonus (up to a maximum of 100% of his base salary) depending upon his achieving performance goals to be established for each fiscal year, with a minimum bonus of $300,000 for fiscal years 1994 and 1995. The employment agreement expires on June 28, 1996. In addition, upon commencement of employment, Mr. Strom received a stock grant of 68,000 shares of Common Stock and options to purchase an additional 200,000 shares, which vest over a three-year period in annual increments of one-sixth, one-third, and one-half of the total shares.

    In approving Mr. Strom's employment agreement, the Committee's goals were to encourage Mr. Strom to join the Company and to reward him for successful performance at the Company. The Committee believes that Mr. Strom's cash compensation is above the median paid to Chief Executive Officers by other nonmanufacturing companies. In addition, the Committee believes that Mr. Strom's participation in the Company's stock price appreciation through his stock and option grants will encourage him to remain with the Company and align his interests with those of the shareholders.

                                                     COMPENSATION COMMITTEE
                                                       Paul G. Allen
                                                       Steven E. Lebow
                                                       Samuel N. Stroum,
                                                       Chairman

    For additional information regarding the employment agreements with  Messrs.
Strom   and  Erickson,   see  "Employment   Contracts  and   Change  in  Control
Arrangements."

STOCK PRICE PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total shareholder returns for the Company for the last five fiscal years, with the cumulative return of the University of Chicago's Center for Research in Security Prices
(CRSP) Index for the Nasdaq Stock Market (U.S. and Foreign), and the CRSP Index for the Nasdaq Stock Market SIC 504, a Wholesale Trade index that includes computers and computer peripherals and software, combined with SIC 573, a Retail Trade index that includes computer and software stores. The comparison assumes $100 was invested in Common Stock on June 7, 1988 (date on which the Company's shares became publicly-traded), in each of the foregoing indices, and assumes reinvestment of dividends, if any. The Company has not paid dividends. (Fiscal year ends are considered to be March 31 for comparison purposes.) The stock performance shown on the graph below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           Egghead, Inc.  Nasdaq Stock Market (US & Foreign)    Nasdaq Stock Market (SIC 504,573 US+Foreign)
1989               100.0                                100.0                                           100.0
1990               126.4                                109.7                                           104.4
1991               137.9                                124.9                                           108.1
1992               248.3                                159.3                                           195.3
1993                72.4                                182.7                                           183.2
1994                79.3                                197.2                                           175.0

                                                    1989       1990       1991       1992       1993       1994
 Egghead, Inc.                                      100.0      126.4      137.9      248.3      72.4       79.3
 Nasdaq Stock Market (US & Foreign)                 100.0      109.7      124.9      159.3      182.7      197.2
 Nasdaq Stock Market (SIC 504,573 US & Foreign)     100.0      104.4      108.1      195.3      183.2      175.0

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                                 -------------

    Paul G. Allen, Steven E. Lebow, and Samuel N. Stroum, shareholders and directors of the Company, have entered into certain transactions with the Company. See "Executive Compensation -- Compensation Committee Interlocks."

    Richard P. Cooley, a shareholder and director of the Company, serves as an Honorary Director of Seafirst Bank. Effective October 1, 1993, the Company entered into a Revolving Loan Agreement with Seattle-First National Bank ("Seafirst Bank") and U.S. Bank of Washington, National Association, which provides for unsecured borrowings of up to $50,000,000.

                       SELECTION OF INDEPENDENT AUDITORS
                                 -------------

    The Company has selected Arthur Andersen & Co. to continue as its independent auditors for the fiscal year ending April 1, 1995. Representatives of Arthur Andersen & Co. are expected to attend the 1994 Annual Meeting and to have the opportunity to make a statement if they so desire and to respond to appropriate questions.

                                 OTHER BUSINESS
                                 -------------

    As of the date of this proxy statement, management knows of no other business that will be presented for action at the 1994 Annual Meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

                   COMPLIANCE WITH SEC REPORTING REQUIREMENTS
                                 -------------

    Officers and directors of the Company and persons who own more than ten percent of the Company's stock are required to report to the Securities and Exchange Commission ("SEC") ownership and changes in ownership of the Company's stock. Regulations promulgated by the SEC require the Company to disclose to its shareholders those filings that were not made on a timely basis. Based solely on its review of copies of such reports received by it, or written representations received from some reporting persons that no such forms were required for those persons, the Company believes that, during fiscal year 1994, its officers and directors complied with all applicable filing requirements, except that Terence
M. Strom, the President and Chief Executive Officer of the Company, and Peter A. Janssen, an executive officer of the Company, each inadvertently filed one report late covering their initial disclosures of ownership of Company stock.

                         SHAREHOLDER PROPOSALS FOR THE
                      1995 ANNUAL MEETING OF SHAREHOLDERS
                                 -------------

    Shareholder proposals to be presented at the 1995 annual meeting of shareholders must be received at the Company's executive offices by March 24, 1995, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES
                                 -------------

    This solicitation is made on behalf of the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has agreed to pay Allen Nelson & Co. a fee of approximately $5,000, plus reasonable expenses, for proxy solicitation services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger.

    The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All the costs of solicitation of proxies will be paid by the Company.

                                          By Order of the Board of Directors

                                          Carolyn J. Tobias, SECRETARY

Issaquah, Washington
July 29, 1994

PROXY CARD
                                 EGGHEAD, INC.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Terence M. Strom and Carolyn J. Tobias and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Egghead, Inc. that the undersigned would be entitled to vote if personally present at the 1994 Annual Meeting of Shareholders to be held on September 8, 1994, or at any adjournment thereof. The undersigned directs that this proxy be voted as follows:

1.         Election of Directors:        NOMINEES: Paul G. Allen, George P. Orban
                                         / / FOR both nominees (except as          / / WITHHOLD AUTHORITY to vote for
                                         indicated to the contrary below)              both nominees

    INSTRUCTIONS: To withhold authority to vote for any individual nominee, print that nominee's name in the following space:

- - --------------------------------------------------------------------------------

2.         In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY CARD. MANAGEMENT RECOMMENDS A VOTE FOR ALL NOMINEES DESIGNATED ON THIS PROXY CARD. IF NO SPECIFICATIONS ARE MADE, A VOTE FOR ALL OF SAID NOMINEES AND PROPOSALS WILL BE ENTERED.

    The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof. Please sign exactly as name appears on this proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.

                                                   DATE:                  , 1994

- - -----------------------------------------------------------------------------

                                                   -----------------------------
                                                             Signature

                                                   -----------------------------
                                                     Signature if held jointly